Exhibit 99.2

MEMSIC Reports Inducement Grants under Nasdaq Listing Rule 5635

ANDOVER, Mass., January 22, 2010 – MEMSIC, Inc. (NasdaqGM: MEMS), the leading MEMS solution provider, today announced that, in connection with its acquisition of selected product lines, intellectual property and fixed assets from Crossbow Technology, Inc., the Compensation Committee of MEMSIC’s Board of Directors approved inducement grants of stock options to purchase a total of 315,000 shares of MEMSIC’s common stock. The grants were made to 21 former employees of Crossbow Technology who joined MEMSIC as a result of the acquisition.

The grants were made under MEMSIC’s 2009 Nonqualified Inducement Stock Option Plan, which MEMSIC adopted recently to permit the grant of stock options as an inducement to new employees to join MEMSIC, pursuant to Nasdaq Listing Rule 5635(c)(4). MEMSIC has reserved a total of 1,250,000 shares of common stock for issuance under the plan, including the shares underlying the options announced today.

Each option has a term of 10 years and an exercise price equal to the closing price of the common stock on the last trading day before the date of grant. In general, the options become exercisable, on a cumulative basis, at the rate of 25% on each of the first four anniversaries of the date of grant and are non-transferable.

MEMSIC acquired the non-military portion of Crossbow Technology’s Inertial Systems business lines and its Wireless Sensor Network (WSN) “Mote” and eKo environmental monitoring business lines. The acquisition enhances MEMSIC’s systems solution capabilities, strengthens its sales and marketing capabilities and leverages its manufacturing platform.

About MEMSIC, Inc.

MEMSIC Inc., headquartered in Andover, Massachusetts, provides advanced semiconductor sensor and system solutions based on integrated micro-electromechanical systems (MEMS) technology and mixed signal circuit design. MEMSIC’s unique and proprietary approach combines leading edge sensor technologies, such as magnetic sensors and accelerometers, with mixed signal processing circuitry to produce reliable, high quality, cost effective solutions for automotive, consumer and industrial markets. The company shares are listed on the NASDAQ Stock Exchange (NASDAQ GM: MEMS).

Safe Harbor Statement

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements for reasons identified under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

Source: MEMSIC, Inc.

Company Contact:

Patricia Niu

MEMSIC, Inc.

Chief Financial Officer

978-738-0900

Investor Contact:

Harriet Fried/ Jody Burfening

Lippert Heilshorn & Associates

(212) 838-3777

ir@memsic.com